Exhibit 99.1

NEWS RELEASE

Timken To Acquire Carlstar Belts Business,

Further Expanding Its Product Portfolio

NORTH CANTON, Ohio: August 3, 2015 — The Timken Company (NYSE: TKR; www.timken.com), the world leader in tapered roller bearings, today announced that it has reached an agreement with American Industrial Partners to acquire the Carlstar Belts Business (“Carlstar Belts”), a leading North American manufacturer of belts used in industrial, commercial and consumer applications under well-recognized brands including Carlisle®, Ultimax® and Panther®, among others. The transaction is expected to be accretive over the balance of 2015. For the 12 months ending June 30, 2015, Carlstar Belts sales were approximately $140 million.

“Acquiring the Carlstar Belts business expands our offering in existing and complementary end markets and broadens our ability to bring customers a diverse package of premium mechanical power transmission products and services,” said Richard G. Kyle, Timken president and chief executive officer. “We’re gaining a well-respected business with great talent and leadership, strong manufacturing capabilities, an expanding industrial product offering and excellent customer base.”

Kyle noted Carlstar Belts brings an important new product category into the Timken portfolio, which continues to have bearings at its core. The company has diversified its portfolio beyond bearings in recent years, adding gearboxes, chain, couplings, lubrication systems and a variety of industrial services, which are marketed under well-known industrial brands including Philadelphia Gear®, Drives® and InterlubeTM.

“This acquisition advances our strategic plan, which includes leveraging Timken technology and know-how to grow organically as well as building value through bolt-on acquisitions in bearings and adjacent products and services,” Kyle added. “Like Timken, this business has long-standing customer relationships, deep technical expertise and unique operating capabilities, making it an ideal fit. While Carlstar Belts and Timken share many existing customers and applications, the acquisition will bring new market opportunities to each, extending our collective application and channel strength to benefit our OEM customers and distributors.”

The transaction, expected to close in the third quarter of 2015, is subject to customary government and regulatory approvals and will be funded with a combination of cash and debt.

About the Carlstar Belts Business

Carlstar Belts supplies power transmission belts for industrial, commercial and consumer applications primarily in North America. Originally founded over 100 years ago as part of the Dayco Corporation, the business today has approximately 750 employees, is headquartered in Springfield, Mo., and sells its products under industry-leading, well-recognized brands including Carlisle®, Ultimax® and Panther®, among others. The Carlstar Belts product portfolio features more than 20,000 SKUs specifically engineered for demanding applications. The product line is engineered for maximum performance and durability and is available in wrap molded, raw edge, v-ribbed and synchronous belt designs.

About American Industrial Partners

American Industrial Partners (“AIP”) is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 50 transactions and is currently managing more than $1.1 billion in equity capital. AIP invests in all forms of corporate divestitures, management buyouts, recapitalizations and going-private transactions of established businesses with revenues of $75 million–$1 billion. For more information about American Industrial Partners, contact Ben DeRosa, partner at 212-627-2360, extension 200 or visit www.americanindustrial.com.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets bearings, transmissions, gearboxes, chain and related products, and offers a spectrum of powertrain rebuild and repair services. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and mechanical power transmission across a variety of bearings and related systems to improve reliability and efficiency of machinery and equipment all around the world. The company’s growing product and services portfolio features many strong industrial brands including Timken®, Fafnir®, Philadelphia Gear®, Drives® and InterlubeTM. Known for its quality products and collaborative technical sales model, Timken posted $3.1 billion in sales in 2014. With 14,000 employees operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements regarding the company’s expectations regarding accretion and the expected market opportunities are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the inability to complete the acquisition due to either the failure to satisfy any condition to the closing of the transaction, including receipt of regulatory approval, or the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the inability to successfully integrate the newly acquired business into the company’s operations or achieve the expected synergies associated with the acquisition; and adverse changes in the markets served by the newly acquired business. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Timken Company

Media Contact:	Investor Relations:

Gloria Irwin	Shelly Chadwick
Communications Manager	Vice President – Treasury & Investor Relations
Telephone: 234.262.3514	Telephone: 234.262.3223
Mediarelations@timken.com	Shelly.chadwick@timken.com

The Timken Company

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